Exhibit 9(h)

                                   AGREEMENT

      This Agreement is made as of July 1, 1997, between SEI Investments Management Corporation (the "Administrator") and First Bank National Association (the "Adviser").

                                   WITNESSETH

      WHEREAS, the Administrator has been engaged by First American Funds, Inc., a registered open-end investment company (the "Fund"), to provide administrative services to the Fund in exchange for a fee based on the value of the Fund's net assets;

      WHEREAS, the Adviser has been engaged by the Fund to provide investment management services to the Fund in exchange for a fee based on the value of the Fund's net assets;

      WHEREAS, the Administrator and the Adviser may from time to time in accordance with applicable state and federal laws invest their own resources in their own discretion in the promotion of the Fund and/or their services and activities which are related to the Fund in an effort to increase the aggregate amount of the Fund's net assets to which they are providing administrative and investment management services, respectively, and, consequently, to increase the amount of fees they are entitled to receive from the Fund;

      WHEREAS, the Administrator recognizes that the Adviser's efforts in promoting its own activities and services which are related to the Fund may have the effect of promoting the Fund itself; and

      WHEREAS, the Administrator desires to use its resources in its discretion to compensate the Adviser for such efforts.

      NOW THEREOFORE, in consideration of the foregoing, and intending to be legally bound hereby, the Administrator and the Adviser hereby agree as follows:

      1. The Administrator may from time to time in its sole discretion use its resources to reimburse the Adviser for expenses incurred by the Adviser in promoting its own services and activities which are related to the Fund.

      2. The Adviser shall:

            a. Only seek reimbursement from the Administrator for such services and activities that the Adviser may lawfully perform; and

            b. Disclose to the Board of Directors of the Fund (the "Board") not less often than each meeting of the Board at which the Adviser's Investment Advisory Agreement is scheduled for renewal the amount of any payments received by the

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      Adviser under this Agreement since the Investment Advisory Agreement was last approved or renewed by the Board.

            3. All requests by the Adviser for reimbursement under this Agreement shall be in writing. Within thirty (30) days of receiving any such written request for reimbursement from the Adviser, the Administrator shall either pay all or part of such reimbursement to the Adviser, and shall notify the Adviser in writing if any or all of the requested reimbursement will not be paid.

            4. The Adviser acknowledges that the Administrator's decision with respect to a particular request by the Adviser for reimbursement shall be in the Administrator's sole discretion, and that an increase or expected increase in the amount of the Fund's net assets will not be considered by the Administrator in making its decision.

            5. This Agreement shall immediately terminate upon (a) the termination or expiration of the Administrator's Administration Agreement with the Fund (the "Administration Agreement"); (b) thirty (30) days written notice by either party to the other.

            6. This Agreement shall not be assignable by either party.

            7. This Agreement is made pursuant to, and shall be construed and enforced in accordance with, the internal laws of the State of Minnesota, without giving effect to otherwise applicable principles of conflicts of law.

            8. This Agreement constitutes the entire agreement between the parties hereto with respect to the matters contemplated herein and supersedes all prior agreements and understandings with respect thereto. Any amendment or modification of this Agreement shall not be effective unless in writing.

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      IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.


                                          SEI INVESTMENTS MANAGEMENT CORPORATION

                                          By: /s/ Kevin P. Robins
                                             -----------------------------------
                                          Name: Kevin P. Robins
                                          Title: Senior Vice President


                                          FIRST BANK NATIONAL ASSOCIATION

                                          By: /s/ Jeff Wilson
                                             -----------------------------------
                                          Name: Jeff Wilson
                                          Title: Vice President